Exhibit (c)(6)

 Confidential – Preliminary and Subject to Change  Discussion Materials Regarding Project Houston October 19, 2022

 Confidential – Preliminary and Subject to Change  Transaction Economics at Various Values  ($ in millions, except per unit amounts)  As of July 26, 2022; reflects the sum of: (i) 19,799,791 Common Units outstanding and (ii) 399,000 general partner units representing an approximate 2.0% limited partner interest in SIRE and assumes pro rata allocation of equity value to Common Units and SIRE GP, with no incremental allocation to SIRE GP attributable to IDRs  SIRE’s total equity value represents a 51% interest in Sisecam Wyoming with the resulting 49% non-controlling interest stated at implied market value based on the SIRE Common Unit price  Based on a Common Unit price of $17.95 as of July 5, 2022, the last unaffected trading date before the Initial Proposal  Based on a 10-day, 20-day and 30-day VWAP prices of $17.29, $17.48 and $17.87, respectively, from July 5, 2022, the last unaffected trading date before the Initial Proposal  Per SIRE Financial Projections; reflects 100% of Sisecam Wyoming EBITDA less SIRE G&A  Proposal ─  7/5/2022  Proposal ─  9/27/2022  $21.00  Unit Price  $22.00  Unit Price  $23.00  Unit Price  $24.00  Unit Price  $25.00  Unit Price  $26.00  Unit Price  $27.00  Unit Price  proposal ─  10/11/2022  proposal ─  9/20/2022  SIRE Common Unit Price  $17.90  $19.00  $21.00  $22.00  $23.00  $24.00  $25.00  $26.00  $27.00  $28.50  $29.50  SIRE Units Outstanding1  20.2  20.2  20.2  20.2  20.2  20.2  20.2  20.2  20.2  20.2  20.2  Total Equity Value – SIRE2  $361.6  $383.8  $424.2  $444.4  $464.6  $484.8  $505.0  $525.2  $545.4  $575.7  $595.9  Noncontrolling Interest2  347.4  368.7  407.5  426.9  446.4  465.8  485.2  504.6  524.0  553.1  572.5  Total Equity Value – Sisecam Wyoming  $708.9  $752.5  $831.7  $871.3  $910.9  $950.5  $990.1  $1,029.7  $1,069.3  $1,128.8  $1,168.4  Plus: Net Debt as of December 31, 2022  143.6  143.6  143.6  143.6  143.6  143.6  143.6  143.6  143.6  143.6  143.6  Consolidated Enterprise Value  $852.6  $896.1  $975.3  $1,014.9  $1,054.5  $1,094.2  $1,133.8  $1,173.4  $1,213.0  $1,272.4  $1,312.0  Premium to Unaffected Price3  (0.3%)  5.8%  17.0%  22.6%  28.1%  33.7%  39.3%  44.8%  50.4%  58.8%  64.3%  10-Day VWAP from Unaffected Date4  3.5%  9.9%  21.4%  27.2%  33.0%  38.8%  44.6%  50.4%  56.1%  64.8%  70.6%  20-Day VWAP from Unaffected Date4  2.4%  8.7%  20.2%  25.9%  31.6%  37.3%  43.0%  48.8%  54.5%  63.1%  68.8%  30-Day VWAP from Unaffected Date4  0.2%  6.3%  17.5%  23.1%  28.7%  34.3%  39.9%  45.5%  51.1%  59.5%  65.1%  SIRE Consolidated EBITDA 5  2022E  $152.0  $152.0  $152.0  $152.0  $152.0  $152.0  $152.0  $152.0  $152.0  $152.0  $152.0  2023E  154.0  154.0  154.0  154.0  154.0  154.0  154.0  154.0  154.0  154.0  154.0  2024E  143.5  143.5  143.5  143.5  143.5  143.5  143.5  143.5  143.5  143.5  143.5  Enterprise Value / SIRE Consolidated EBITDA  2022E  5.6x  5.9x  6.4x  6.7x  6.9x  7.2x  7.5x  7.7x  8.0x  8.4x  8.6x  2023E  5.5  5.8  6.3  6.6  6.8  7.1  7.4  7.6  7.9  8.3  8.5  2024E  5.9  6.2  6.8  7.1  7.4  7.6  7.9  8.2  8.5  8.9  9.1  Source: Partnership filings, FactSet, SIRE Financial Projections  Second Counter-  First Counter-  Initial  Second  Conflicts Committee Counterproposals  SIRE Proposals  1

 Confidential – Preliminary and Subject to Change  $22.65  $17.87  $17.45  $19.16  $19.00  $18.80  $20.20  $12.00  $14.00  $16.00  $18.00  $20.00  $22.00  $24.00  9/12/21  11/1/21  12/21/21  2/9/22  3/31/22  5/20/22  7/9/22  8/28/22  10/17/22  Historical Price (SIRE)  Last 30 Trading Days VWAP  Last 60 Trading Days VWAP  Last 6 Months VWAP  Last 12 Months VWAP  Proposed Consideration  Go-Forward VWAP  SIRE Unit Trading  7/5/22: SCR delivered non-binding proposal to acquire all Common Units held by Unaffiliated Unitholders  11/19/21: Ciner Enterprises agreed to sell 60% of SCR, inclusive of control, to Sisecam USA for $300 million  Source: FactSet, Bloomberg  1/27/22: CINR / SIRE  announced a quarterly cash distribution increase from $0.34 to  $0.65 per unit  SIRE Price  Consideration Premium Relative to Historical VWAP  Proposed Consideration $19.00  5.8%  6.3%  1.1%  (0.8%)  8.9%  Unaffected Closing Price Last 30 Trading Days VWAP Last 60 Trading Days VWAP Last 6 Months VWAP  Last 12 Months VWAP Go-Forward VWAP  $17.95 17.87  18.80  19.16  17.45  20.20  (5.9%)  2

 Confidential – Preliminary and Subject to Change  Historical SIRE and Peer Group Valuation Trend  Source: FactSet  --x  5x  10x  15x  20x  25x  10/17/17  10/17/18  10/17/19 10/17/20  10/17/21  10/17/22  Historical Enterprise Value-to-Adjusted EBITDA (Latest Quarter Annualized)  SIRE reported annualized Adj. EBITDA of $2.8 million for 2Q20, its COVID-19 Pandemic trough, resulting in a multiple that is not meaningful  SIRE Peer Group Range1  1.  Includes: Ciech SA; Genesis Energy, L.P.; Türkiye Sise ve Cam Fabrikalari A.S.; Solvay SA; Tata Chemicals Limited  3  Over the past five years, SIRE has typically traded between 5.0x and 8.0x run-rate EBITDA, near the bottom of the range of its peers

 Confidential – Preliminary and Subject to Change  SIRE Situation Analysis  Public Trading Statistics  ($ in millions, except per unit amounts)  Balance Sheet and Credit Data  Common Unit Price and Distribution Information  General Partner Incentive Distribution Rights   As of June 30, 2022   Cash and Marketable Securities Short-Term Debt  Long-Term Debt  $3.4 8.7  145.6  Total Debt Net Debt  Plus: Noncontrolling Interest (Book Value) Plus: Partners' Capital  $154.3  $150.9 156.4  201.2  Net Book Capitalization  $508.5  $3.00  $2.50  $2.00  $1.50  $1.00  $0.50  $--  $--  $5.00  $10.00  $15.00  $20.00  $25.00  10/17/20  6/17/21  Distribution per Unit  10/17/22  Distribution per Unit  Unit Price  2/15/22  Unit Price  Quarterly Distribution per LP Unit $0.5000  Total Total Total Quarterly Quarterly  Total Annual  Total Annual  Quarterly Quarterly Distribution Distribution to GP  LP Units Distribution Distribution Distribution Distribution  % to LP % to GP  LP Quarterly Distribution Range  Within Range per LP Unit Outstanding to LPs to GP to LPs to GP  98.0%  2.0%  $--  $0.5000  $0.5000  $0.0102  19.8  $9.9  $0.2  $39.6  $0.8  98.0%  2.0%  0.5000  0.5750  --  --  19.8  --  --  --  --  85.0%  15.0%  0.5750  0.6250  --  --  19.8  --  --  --  --  75.0%  25.0%  0.6250  0.7500  --  --  19.8  --  --  --  --  50.0%  50.0%  0.7500  --  --  19.8 -- -- -- --    $9.9 $0.2 $39.6 $0.8   % of Total Distributions to the GP  % of Total Distributions to the IDRs  2.0%  --%  Source: Public filings, FactSet, SIRE Financial Projections  As of July 26, 2022; Includes General Partner 2.0% interest  As of June 30, 2022  Implied market value of the 49% interest in Sisecam Wyoming owned by NRP LLC, calculated as the Partnership’s Total Equity Value divided by 51% multiplied by 49%  SIRE Consolidated EBITDA equal to 100% of Sisecam Wyoming EBITDA less SIRE G&A   As of October 17, 2022   Total Units Outstanding1 Common Unit Price  20.2  $22.65  Total Equity Value Plus: Net Debt2  Plus: Noncontrolling Interest (Market Value)3  $457.5 150.9  439.6  Enterprise Value  $1,048.0   Management Projections    Metric Yield/Multiple   Distribution Yield  Current  $2.00  8.8%  Revolver Availability / Total Revolver Capacity  $120 / $225  2023E  2.40  10.6%  Net Debt / Net Book Cap  29.7%  2024E  EV / EBITDA4  2.21  9.8%  Net Debt / 2022E EBITDA  1.0x  2022E  $152  6.9x  2023E  154  6.8  2024E  143  7.3  4

 Confidential – Preliminary and Subject to Change  30.8%  40.9% 40.9%  39.3% 39.3%  39.3% 39.3%  35.8% 37.1%  34.6% 37.1%  33.5% 37.1%  37.1%  2022E  2023E  2024E 2025E 2026E  2027E  2028E  $2.40  $2.21  $1.85  $1.66  $1.74  $1.41  $2.00 $2.00  $2.72  $2.79  $2.58  $2.49  $2.54  $2.47  2022E  2023E  2024E  2025E  2026E  2027E  2028E  Preliminary Valuation of SIRE Common Units  SIRE Financial Projections vs. Sensitivity Case  SIRE Financial Projections Sensitivity Case  EBITDA  Attributable to SIRE  DCF / LP Unit  % Gross Margin  ($ in millions, except per unit amounts)  5  Source: SIRE Financial Projections, SIRE management

 Confidential – Preliminary and Subject to Change  Peer Group Trading Analysis  Precedent M&A Transactions Analysis  Discounted Cash Flow Analysis  EBITDA Exit Multiple Perpetuity Growth  2022E EBITDA  2023E EBITDA  2024E EBITDA  2023E EBITDA  EBITDA Exit Multiple:  5.5x - 8.0x  Perpetuity Growth Rate: 0.5% - 1.5%  2022E EBITDA Multiple:  5.5x - 8.0x  2023E EBITDA Multiple: 5.0x - 7.5x  2024E EBITDA Multiple:  4.5x - 7.0x  2023E EBITDA Multiple: 6.0x - 8.5x  Discount Rate: WACC of 8.25% - 9.25%  Terminal Yield of: 8.0% - 12.0%  Equity Cost of Capital of: 9.0% - 11.0%  Discounted Distributions Analysis  $14.37  $21.82  $13.26  $21.95  $17.09  $15.84  $15.34  $17.76  $12.24  $16.09  $19.13  $22.05  $14.91  $22.64  $18.93  $28.54  $16.12  $26.81  $26.51  $24.72  $24.82  $28.49  $21.05  $27.08  $28.61  $32.78  $19.52  $30.61  $--  $5.00  $10.00  $15.00  $20.00  $25.00  $30.00  $35.00  $50.00  $45.00  $40.00  Preliminary Valuation of SIRE Common Units  Proposed Consideration:  $19.00  SIRE Financial Projections vs. Sensitivity Case  SIRE Financial Projections Sensitivity Case  6

Confidential – Preliminary and Subject to Change

Preliminary Valuation Detail – SIRE Financial Projections

Peer Group Trading Analysis

($ in millions, except per share/unit amounts)

Partnership / Corporation	Price 10/17/22	% of 52-Week High [1]	Equity Value	Enterprise Value	EV / EBITDA 2022E	EV / EBITDA 2023E	EV / EBITDA 2024E	Net Debt / 2022E EBITDA	Soda Ash % Revenue
Chemical Companies with Soda Ash Operations									
Ciech SA	$6.32	55.9%	$333	$632	3.9x	4.0x	3.8x	1.9x	40.9%
Genesis Energy, L.P.	10.11	75.0%	1,239	5,690	8.4	7.7	7.2	5.0	30.3%
Türkiye Sise ve Cam Fabrikalari A.S.	1.68	99.7%	5,009	6,904	6.0	5.2	4.3	1.1	30.0%
Solvay SA	85.31	66.6%	8,800	12,275	4.4	5.1	4.9	1.2	15.4%
Tata Chemicals Limited	14.12	91.8%	3,596	4,466	11.1	10.1	9.7	1.9	15.0%
Mean					**6.8x**	**6.4x**	**6.0x**	**2.2x**	**26.3%**
Median					**6.0**	**5.2**	**4.9**	**1.9**	**30.0%**
Other MLPs									
Alliance Resource Partners, L.P.	$22.60	81.8%	$2,957	$3,291	3.3x	2.7x	2.6x	0.3x	--%
Natural Resource Partners L.P.	40.98	80.6%	542	1,246	3.8	NM	NM	0.7	14.7%
Mean					**3.6x**	**2.7x**	**2.6x**	**0.5x**	**7.3%**
Median					**3.6**	**2.7**	**2.6**	**0.5**	**7.3%**
Sisecam Resources LP [2]	**$22.65**	**96.3%**	**$458**	**$1,048**	**6.9x**	**6.8x**	**7.3x**	**1.0x**	**100.0%**

Source: Public filings and FactSet
Note: No peer group company is directly comparable to SIRE
1. As of October 17, 2022
2. Based on SIRE Financial Projections

EVERCORE 7 ŞİŞECAM

Confidential – Preliminary and Subject to Change  These materials have been prepared by Evercore Group L.L.C. (“Evercore”) for the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of Sisecam Resource Partners LLC, the general partner of Sisecam Resources LP (the “Partnership”), to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Evercore. These materials are based on information provided by or on behalf of the Conflicts Committee, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the management of the Partnership and/or other potential transaction participants or obtained from public or other third party sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Partnership. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Conflicts Committee.  These materials were compiled on a confidential basis for use exclusively by the Conflicts Committee and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore or as provided in the engagement letter between Evercore and the Conflicts Committee.  These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore or any of its affiliates to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates.  Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein.  9